SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: October 30, 2003
                        (Date of earliest event reported)


                                 USF CORPORATION
           (Exact name of registrant as specified in its charter)


Delaware                            0-19791                         36-3790696
(State or other jurisdiction of
incorporation or organization)  (Commission File No.)        (IRS Employer
                                                          Identification Number)

8550 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois          60631
(Address of principal executive offices)                       (Zip Code)

                                 (773) 824-1000
                (Registrant's telephone number, including area code)


    (Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

The following is furnished under Item 12 of Form 8-K as an exhibit to this Current Report.

(c) Exhibits:

Exhibit           Description
Number

99              News Release, dated October 30, 2003.



                Exhibits (furnished pursuant to Item 12)


Item 12.        Disclosure of Results of Operations and Financial Condition

     On October 30, 2003, USF Corporation ("the Company") reported its results for the Third Quarter of 2003 ending October 4, 2003. The Company issued a press release, the text of which is set forth in Exhibit 99 hereto. This information is being furnished pursuant to Item 12 "Disclosure of Results of Operations and Financial Condition". This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.




SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           USF CORPORATION

                                           By:/s/ Christopher L. Ellis
                                              ------------------------
                                                  Christopher L. Ellis
                                                  Senior Vice President, Finance
                                                  & Chief Financial Officer

Date:October 30, 2003

EXHIBIT 99


FOR IMMEDIATE RELEASE

USF CORPORATION REPORTS INCOME FROM CONTINUING OPERATIONS OF $.48 PER SHARE

     (CHICAGO - October 30, 2003) USF Corporation, (www.usfc.com) reported income from continuing operations of $13.1 million for the third quarter ended October 4, 2003, compared to $13.4 million reported for the third quarter ended September 28, 2002. Diluted earnings per share from continuing operations were 48 cents compared to 49 cents in last year's third quarter. Net income for the third quarter was $13.0 million or 47 cents diluted earnings per share, compared to $5.3 million for the third quarter of 2002, equivalent to 19 cents per share. Included in the third quarter 2002 net income was an $8.1 million charge related to discontinued operations.

     Revenue for the third quarter was $584.7 million, a 1.1% increase from the $578.5 million reported for the third quarter of 2002. There were 64 working days in the third quarter of 2003 compared to 63 working days in the third quarter of 2002. Revenue per working day decreased 0.5% from last year's quarter.

     Richard P. DiStasio, President and Chief Executive Officer of USF Corporation commented, "While our earnings were about the same as the third quarter of last year, the level of growth in revenue and operating profit was less than satisfactory. USF Holland, our largest regional carrier, continues to be affected by the relatively slow economy in the Midwest. On a positive note, during the quarter USF Red Star continued its move towards profitability by significantly reducing its losses compared to earlier quarters this year, and USF Reddaway once again had one of the best operating ratios ("OR") in the LTL industry."

Less-Than-Truckload

     Income from operations for the LTL group was $30.3 million in the quarter, compared to $30.6 million for the third quarter of 2002. The LTL group's OR in the third quarter was 93.8%, compared to 93.7% in the third quarter of last year. Third quarter revenue in the LTL group was $486.4 million, a 0.6% increase from last year's third quarter. Per working day revenue (including fuel surcharge) decreased 0.9% from last year. Excluding the fuel surcharge, revenue per working day decreased 2.0%.

     A major element of the virtually unchanged revenue for the quarter compared to last year's third quarter was the planned reduction in revenue at USF Red Star following the strategic decisions to exit business with a large customer and close terminals in the Carolinas and Atlanta. These revenue reductions were offset, in part, by revenue generated from the acquisition of the business of Plymouth Rock, a small Northeastern regional LTL carrier. As a result, USF Red Star's yield improved compared to last year with LTL billed revenue per shipment increasing 9.5%. USF Red Star's third quarter revenue was $57.7 million compared to last year's $68.9 million, a 16.2% decrease. Excluding USF Red Star, the remaining companies in the LTL group posted a 3.5% increase in revenue.

     "We are pleased with the turnaround efforts underway at USF Red Star", said DiStasio. "We believe the measures we have taken will allow the company to return to profitability during the fourth quarter."

     USF Holland's daily revenue decreased by 0.2% from last year's third quarter, with an OR of 93.3% compared to 92.3% last year. USF Holland continues to feel the effects of the soft economy it is experiencing along with pricing pressures. Intense efforts are underway to fine tune pricing strategies to ensure that USF Holland increases their growth rate and improves market penetration.

     USF Reddaway reported improved third quarter results, growing daily revenue by 6.6% over last year's quarter with an OR in the current quarter of 86.8%, the same as last year. USF Dugan also improved revenue and income from operations, with daily revenue increasing 4.4% over last year's quarter and an OR of 97.3%, compared to 99.2% in the third quarter of 2002. USF Bestway grew daily revenue by 1.9%, but its OR increased slightly to 93.1% in this quarter compared to 92.9% in last year's third quarter.

     LTL revenue generated by the Company's USF PremierPlusSM service grew 10.4% in the third quarter of 2003 compared to the third quarter of 2002. It now represents 12.8% of total LTL revenue compared to 11.8% in the third quarter of 2002.

     Billed LTL shipments decreased 3.1% and tonnage decreased 2.7% from last year's third quarter. On a per day basis, billed shipments decreased 4.6% and tonnage decreased 4.3%. Billed LTL revenue per shipment increased 4.8% from $123.33 to $129.26, including fuel surcharges. Billed LTL revenue per hundredweight increased by 4.4%, from $10.93 to $11.42. Average weight per LTL shipment increased by 0.4%, from 1,128 pounds to 1,132 pounds.

Truckload

     USF Glen Moore recorded a 13.6% revenue increase to $33.7 million in the current quarter from last year's $29.6 million. USF Glen Moore's income from operations was $1.8 million compared to $1.6 million last year and it had an OR of 94.7% in both years' third quarter.

Logistics

     Revenue for the logistics group was $67.7 million, the same as last year's third quarter. The group reported income from operations of $2.9 million, the same as last year. Underlying the flat revenue was a significant decrease in contract fleet revenue with the loss of business from Fleming Companies following their bankruptcy in the second quarter of this year. Offsetting this was higher business levels in other areas of logistics, especially the domestic drayage and container shipping area.

Capital Expenditures and Balance Sheet

     Capital expenditures for the quarter were approximately $29 million: $6 million for revenue equipment, $11 million for terminal facilities, $8 million for Information Technology and $4 million in other areas. Last year's third quarter capital expenditures were $36 million: $25 million for revenue equipment, $6 million for terminals, $1 million for Information Technology, and $4 million in other areas.

Leadership Transition

     Neil Springer was elected Non-Executive Chairman of the Board of Directors on September 2nd. Richard P. DiStasio became President & Chief Executive Officer on September 15th.

     DiStasio announced, "Pete Neydon, President and CEO of USF Holland, has informed us that after 20 years of service, the last seven as president, he intends to retire. Effective November 10, 2003, Steve Caddy, currently President of USF Red Star, will assume the position of president at USF Holland. In Steve's short tenure at USF Red Star, he has been responsible for moving the company from a significant operating loss to a position approaching profitability."

     Said DiStasio, "I have been impressed with Steve's focus and operating discipline and I look forward to working with him and the management team at USF Holland to take the company to the next level."

     With Caddy's appointment to USF Holland, Bruce Kennedy, currently Vice President of Sales and Pricing for USF Red Star will be appointed Chief Operating Officer. Bruce's role will be to continue and accelerate the progress made to date on the USF Red Star profit improvement initiatives.

Other Quarter Highlights

*    Stephen W. Lilienthal named a Director of the Company
*    Company unveiled USF MexicoSM service
*    Company announced USF Guaranteed 4 Free service
* USF Holland, USF Reddaway and USF Logistics named Quest for Quality Award winners
* USF Bestway enhanced its California service with new terminals in Orange County and the San Fernando Valley


Operating Statistics

     Copies of the Company's Operating Statistics are available on the USF home page at www.usfc.com under the heading, "Recent Headlines". After a period of time, these will be archived at www.ir.usfc.com.


Conference Call

     A conference call will be held at 10:00 am CST on Friday, October 31st to discuss the results. Those wishing to participate should dial 1-888-245-7013. Callers should dial in 5 to 10 minutes prior to the start of the call. A telephone replay will also be available. To use the dial-in access, call 1-888-519-4471, PIN number 4224924 after 1:00 pm CST. The telephone replay will be available for seven days. After that time a transcript of the call will be available at www.ir.usfc.com.

     A live broadcast of the conference call will be available through the Company's Web site at www.usfc.com and also www.streetevents.com. To listen to the call, please go to one of the Web sites at least fifteen minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at both Web sites. The conference call is the sole property of USF and any rebroadcast or transcription of the event without prior written consent of the Company is prohibited. The Company assumes no responsibility to update any information posted on its Web site.


About USF Corporation

     USF Corporation (NASDAQ: USFC) provides a full range of supply chain management services, offering high- value transportation solutions across North America through a network of independently operated companies that compete collectively. USF's five regional trucking companies--USF Bestway, USF Dugan, USF Holland, USF Red Star, and USF Reddaway--provide industry-leading next-day, regional (USF PremierSM) and national (USF PremierPlusSM) less-than-truckload services. USF Glen Moore is one of the fastest growing providers of premium regional and national truckload services. USF Logistics Services is a full-service provider of transportation management, contract warehousing, dedicated fleet, transportation broker, cross docking, domestic ocean services and reverse logistics. Transportation and logistics services in Mexico and across the United States/Mexico border (USF MexicoSM) are offered by all USF companies. USF Technology Services is a provider of information integration and support services to USF and its customers, including USF Net web-based services. For more information, visit www.usfc.com.


Forward-Looking Statements

     This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by the Company with the SEC including forms 8-K, 10-Q and 10-K.

Corporate Contact:
USF Corporation
Christopher Ellis 773-824-2205

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (Dollars in thousands except per share amount)



                                                                           Quarter Ended                      Year to Date
                                                               October 4,        September 28,      October 4,        September 28,
                                                                  2003                2002             2003                2002

Revenue:
     LTL Trucking                                                  $ 486,449           $ 483,318      $1,447,784      $1,388,709
     TL Trucking                                                      33,669              29,649          96,663          83,484
     Logistics                                                        67,734              67,707         209,147         203,852
     Intercompany eliminations                                        (3,147)             (2,189)         (8,102)         (6,208)
Total revenue from operations                                        584,705             578,485       1,745,492       1,669,837

Income:
     LTL Trucking                                                     30,313              30,589          72,425          75,967
     TL Trucking                                                       1,776               1,574           3,261           3,992
     Logistics                                                         2,927               2,884           5,265           7,250
     Freight forwarding - Asia exit costs                                  -                   -               -         (12,760)(a)
     Corporate and other                                              (6,630)             (7,262)        (20,548)        (20,395)
Total income from operations                                          28,386              27,785          60,403          54,054

Non-operating income/(expenses):
     Interest expense                                                 (5,175)             (5,110)        (15,658)        (15,340)
     Interest income                                                     221                 373             639           1,771
     Other, net                                                         (506)               (419)           (932)           (800)
Net non-operating expenses                                            (5,460)             (5,156)        (15,951)        (14,369)

Income from continuing operations before income
     taxes and cumulative effects of accounting changes               22,926              22,629          44,452          39,685
Income tax expense                                                    (9,835)             (9,183)        (19,007)        (20,059)
Income from continuing operations before cumulative
     effects of accounting changes                                    13,091              13,446          25,445          19,626

Loss from discontinued operations, net of tax benefits of
     $96, $1,928, $130 and $6,373 respectively                          (130)             (8,127)           (175)        (16,030)

Income before cumulative effects of                                   12,961               5,319          25,270           3,596
     accounting changes
Cumulative effect of change in accounting                                  -                   -          (1,467)              -
     for revenue recognition, net of tax benefit of $1,064
Cumulative effect of change in accounting                                  -                   -               -         (70,022)
     for goodwill
Net income/(loss)                                                    $12,961             $ 5,319        $ 23,803       $ (66,426)
Income per share from
     continuing operations             - Basic                        $ 0.48              $ 0.50          $ 0.94          $ 0.73
                                       - Diluted                        0.48                0.49            0.93            0.72
Loss per share from
     discontinued operations           - Basic                         (0.01)              (0.30)          (0.01)          (0.60)
                                       - Diluted                       (0.01)              (0.30)          (0.01)          (0.59)
Loss per share - cumulative effects of changes
     in accounting                     - Basic                             -                   -           (0.05)          (2.60)
                                       - Diluted                           -                   -           (0.05)          (2.56)

Net income/(loss) per share            - Basic                          0.47                0.20            0.88           (2.47)
                                       - Diluted                        0.47                0.19            0.87           (2.43)

Average shares outstanding             - Basic                    27,300,493          26,924,123      27,135,187      26,872,059
                                       - Diluted                  27,444,809          27,338,300      27,260,348      27,344,357

(a) Charges related to relinquishing our interest in Asia.

                         REVENUE and OPERATING RATIOS
                        Unaudited (Dollars in thousands)


                                                         Quarter Ended               Year to Date
                                                     October 4, 2003 and          October 4, 2003 and
                                                      September 28, 2002           September 28, 2002

                                                               Operating                      Operating
Company (Region)                                   Revenue     Ratio (a)         Revenue      Ratio (a)

Holland (Midwest)                      03         $249,225       93.3%          $751,575         93.6%
                                       02         $245,765       92.3%          $715,165         92.8%
Bestway (Southwest)                    03           40,986       93.1%           119,030         95.1%
                                       02           39,600       92.9%           111,682         94.1%
Red Star (Northeast)                   03           57,693      101.8%           175,890        104.8%
                                       02           68,877      101.5%           198,608        102.4%
Reddaway (West Coast, Northwest)       03           78,075       86.8%           223,250         88.9%
                                       02           72,065       86.8%           202,648         89.9%
Dugan (Plains, South)                  03           60,470       97.3%           178,039         98.8%
                                       02           57,011       99.2%           160,606         98.8%

(a) Operating ratio is direct operating expenses as a percentage of revenue.